Exhibit 99.2

Supplementary Agreement of Equity Transfer

Transferor: Qingdao Qingqing Environmental Industry Co. Ltd. (hereinafter referred to as “Party A”)

Registered Office Address:

Transferee: Sinoenergy Holding Limited (hereinafter referred to as “Party B”)

Registered Office Address:

Guarantor: Qingdao Jia Run He Trading Co. Ltd. (hereinafter referred to as “Party C”)

Registered Office Address:

Whereas:

Party A and Party B have signed the Equity Transfer Agreement on Qingdao Shan Yang Tai Chemical Resources Development Co. Ltd.(hereinafter referred to as “Target Company”) at December, 17th, 2007 which was incorporated by Party A and other 3 shareholders at Lingang Industry Park in Yinzhu Town of Jiaonan, Qingdao. Party A and Party B shall enter into the Supplementary Agreement of Equity Transfer by friendly negotiation and principle of equity and mutual benefits complying with applicable laws and regulations of PRC.

As Party A has signed the Reservation Agreement of Jiaonan State-owned Land Use Right and paid the land cost to Administrative Committee of Qingdao Linhai Industry Park. The premium from value increase confirmed in the Appraisal Report shall be in possession by Party A by negotiation and agreement of both Parties.

All contracts of construction projects were signed by Party A and related funds were paid by Party A, Party A has paid CNY 7.02 million for the projects till December. 17th, 2007.

$1,719ô444.00 which equals CNY12,596,818.69 of the registered capital had come to the account of the Target Company by the end of December, 25th, 2007. And the Target Company had paid them to Party A by the end of December, 25th, 2007.

1
According to the net assets of Target Company appraised by Qingdao Qingfang Appraisal Services, the total assets of Target Company is CNY 49.87 million till December, 12th, 2007, which shall be confirmed by Party A and Party B. The real estate appraisal value is CNY11.80 million, the land use right value is CNY38.07 million and increased value of the land use right is CNY 35.07 million.

2
Party B had performed a due diligence on Target Company, both of parties signed a Confirmation of Obligations and Liabilities in which the obligations are confirmed to CNY 3,576,818.69 totally, and the liabilities are confirmed to 0.

3
The obligations and liabilities without confirmations by Party A, Party B and Party C shall be borne by Party A. Party B shall not bear any other liabilities without confirmations and existing before completion of equity transfer of Target Company, otherwise, which shall be borne by Party A and the Guarantor.

4	The name of Target Company shall be changed to Qingdao Sinoenergy General Machinery Co. Ltd.(hereinafter referred to as “New Company”).
5
Party A shall ensure to assist Party B to acquire government approval of sales of stated-owned land within 2 months from the completion of equity transfer of Target Company and shall ensure that the approved land space shall not be less than 100,050m2. The selling price of land is: no more than CNY 30/m2 for factory area and no more than CNY15/m2 for green land. Party A shall complement the part of cost higher than the foregoing prices if government approved prices are actually higher than the foregoing prices.

6
Party A and Party B reach an agreement according to the appraised status of assets and liabilities in the Item 1 of this Supplementary Agreement, that increasing CNY 33 million to the original equity transfer cost stipulated in the Equity Transfer Agreement to settle up, as the compensating fee to land use right and real estate value increment .

7	Party A shall have right to appoint payee for the increased payments and shall ensure to settle up any liabilities and obligations with Target Company and that Target Company acquire entire assets.
8	Term of Increased Payment
1st Period: 60% of total amount of the fund stipulated in the Supplementary Agreement shall be paid within 10 days from the date of completion of equity transfer of Target Company and registration legally to obtain business license;

2nd Period: According to the stipulation in Item 5, 30% of total amount of the fund stipulated in the Supplementary Agreement shall be paid within 10 days from the date that Qingdao Sinoenergy General Machinery Co. Ltd. obtains the approval from State-owned Land Resources Administration for the mentioned land use right’s transferring.

3rd Period: 10% of total amount of the fund stipulated in the Supplementary Agreement shall be paid within 1 month from the date of acquiring the Land Use Right Certificate.

9
Party A shall pay the liabilities of CNY 3,576,818.69 back to the Target Company when Party A received the 2nd Period payment. Or Party B shall directly pay that to the Target Company in place of Party A.

10
This Supplementary Agreement shall be guaranteed by Party C, the Guarantor shall confirm and guarantee that the liabilities coming forth before completion of equity transfer of Target Company and undisclosed liability by Party A after completion of Target Company equity transfer; the guarantees include related obligations from above mentioned liabilities, the indemnify, liquidated damage, interests arisen from foregoing liabilities, the term of guarantee is 2 years from the date of completion of the equity interest transfer.

11	The Supplementary Agreement shall come into force from the date of Party A Party B and Party C sign and seal.
12	The Attachments of this Supplementary Agreement are discerptible parts of this Supplementary Agreement, which taking equal force with this Supplementary Agreement.
13
The Supplementary Agreement shall have two versions with Chinese and English. Each version is three originals with equal force. Each of Party A, Party B and Party C hold one original. Chinese version shall be served as standard version if two versions are contradictory.

14	Other terms are still effect if any other terms of the Supplementary Agreement are terminated or invalid.
15	The Supplementary Agreement is signed by Party A, Party B and Party C in Qingdao city, Shandong province, China on December, 24th, 2007.

Attachments:

Confirmation of Liabilities and Obligations

Party A: Qingdao Qingqing Environmental Industry Co. Ltd. (seal)

Legal Representative/ Authorized Representative: (Signature)

Date: December, 25th, 2007

Party B: Sinoenergy Holding Limited (seal)

Legal Representative/ Authorized Representative: Huang Bo (Signature)

Date: December, 25th, 2007

Party C: Qingdao Jia Run He Trading Co. Ltd. (seal)

Legal Representative/ Authorized Representative: (Signature)

Date: December, 25th, 2007

Confirmation of Obligations and Liabilities

Party A: Qingdao Qingqing Environmental Industry Co. Ltd.

Party B: Sinoenergy Holding Limited

Party C: Qingdao Jia Run He Trading Co. Ltd.

Party A, Party B, and Party C have confirm the items as follows by the negotiations of the three Parties about the obligations and liabilities of Qingdao Shan Yang Tai Chemical Resources Development Co. Ltd., which is related to the equity transfer from Party A to Party B.

By the end of December, 25th, 2007, the debtor of the obligation which is with CNY 3,576,818.69 that belongs to Qingdao Shan Yang Tai Chemical Resources Development Co. Ltd. (the Target Company), shall be Party A with the name of Qingdao Qingqing Environmental Protection Engineering Co. Ltd.. And the sum of the liability is CNY 0.

Party A promises that if there is any obligation or liability that happens without the confirmation, Party A shall take the responsibilities. And Party C shall take all of the related responsibilities guarantee caused by the obligations and liabilities that Party A shall take.

Confirmation Party (Party A):

Qingdao Qingqing Environmental Industry Co. Ltd. (seal)

Date: December, 25th, 2007

Confirmation Party (Party B):

Sinoenergy Holding Limited (seal)

Date: December, 25th, 2007 Huang Bo(Authorized Signature)

Confirmation Party (Party C):

Qingdao Jia Run He Trading Co. Ltd.

Date: December, 25th, 2007